Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated November 12, 2015 to Prospectus dated July 3, 2014

Registration No. 333-197252

DOMINION GAS HOLDINGS, LLC

FINAL TERM SHEET

November 12, 2015

2015 Series A 2.80% Senior Notes due 2020

Issuer:	Dominion Gas Holdings, LLC

Principal Amount:	$700,000,000

Expected Ratings* (Moody’s/S&P/Fitch):	A2 (stable outlook)/ A- (negative outlook)/ A- (stable outlook)

Trade Date:	November 12, 2015

Settlement Date:	November 17, 2015

Final Maturity Date:	November 15, 2020

Interest Payment Dates:	May 15 and November 15

First Interest Payment Date:	May 15, 2016

Optional Redemption:	Make Whole Call at T+20 bps prior to October 15, 2020 Par Call on or after October 15, 2020

Treasury Benchmark:	1.375% due October 31, 2020

Benchmark Yield:	1.723%

Spread to Benchmark:	+115 bps

Reoffer Yield:	2.873%

Coupon:	2.80%

Price to Public:	99.663%

Proceeds to the Company Before Expenses:	99.063%

CUSIP/ISIN:	257375 AK1/US257375AK17

Joint Book-Running Managers:	Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated November 12, 2015, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request them by calling:

Barclays Capital Inc.	1-888-603-5847 (toll-free)
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1-800-294-1322 (toll-free)
Morgan Stanley & Co. LLC	1-866-718-1649 (toll-free)
RBC Capital Markets, LLC	1-866-375-6829 (toll-free)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.